UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of Earliest Event Reported): March 23, 2010
KAISER ALUMINUM CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-52105 (Commission File Number)	94-3030279 (I.R.S. Employer Identification No.)

27422 Portola Parkway, Suite 350 Foothill Ranch, California (Address of Principal Executive Offices)	92610-2831 (Zip Code)
(949) 614-1740
(Registrant’s telephone number, including area code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
     On March 23, 2010, Kaiser Aluminum Corporation (the “Company”) and certain subsidiaries of the Company entered into a Credit Agreement with JPMorgan Chase Bank, N.A., as administrative agent, and the other financial institutions party thereto (the “Revolving Credit Facility”) providing for a $200 revolving credit facility, of which up to a maximum of $60 million may be utilized for letters of credit. Under the Revolving Credit Facility, the Company is able to borrow from time to time an aggregate amount equal to the lesser of $200 million or a borrowing base comprised of 85% of eligible accounts receivable, plus the lesser of (i) 65% of eligible inventory, valued at the lower of cost or market value, and (ii) the product of 85% multiplied by the net orderly liquidation value percentage identified in the most recent inventory appraisal ordered by the administrative agent, multiplied by eligible inventory, valued at the lower of cost or market value, less certain reserves, all as specified in the Revolving Credit Facility.
     The Revolving Credit Facility has a four-year term and matures in March 2014, at which time all principal amounts outstanding under the Revolving Credit Facility will be due and payable. Borrowings under the Revolving Credit Facility bear interest at a rate equal to either a base prime rate or LIBOR, at the Company’s option, plus, in each case, a specified variable percentage ranging from 2.0% to 3.5% determined by reference to the then-remaining borrowing availability under the Revolving Credit Facility. The initial LIBOR applicable margin is 300 basis points. The Company will also pay a monthly commitment fee equal to 0.625% per annum of the average daily unused portion of the total revolving commitment, which commitment fee will accrue at a rate equal to 0.50% per annum if the average daily unused portion of the total revolving commitment is less than 33.3% of the total revolving commitment. The Revolving Credit Facility may, subject to certain conditions and the agreement of lenders thereunder, be increased up to $250 million.
     Amounts owed under the Revolving Credit Facility may be accelerated upon the occurrence of various events of default set forth in the Revolving Credit Facility, including, without limitation, the failure to make principal or interest payments when due and breaches of covenants, representations and warranties set forth in the Revolving Credit Facility. The Revolving Credit Facility places restrictions on the ability of the Company and certain of its subsidiaries to, among other things, grant liens, engage in mergers, sell assets, incur debt, enter into sale and leaseback transactions, make investments, undertake transactions with affiliates, pay dividends and repurchase shares. In addition, if certain minimum availability thresholds are not met, as specified in the Revolving Credit Facility, the Company and its domestic operating subsidiaries will not permit their fixed charge coverage ratio on a consolidated basis to be less than 1.1 to 1.0.
     The Revolving Credit Facility is secured by a first priority lien on substantially all of the accounts receivable, inventory and certain other assets and proceeds relating thereto of the Company and its domestic operating subsidiaries.

     The Revolving Credit Facility will have the effect of amending and restating in its entirety the credit agreement that provided for the Company’s $265 million revolving credit facility.
     The preceding description of the Revolving Credit Facility is a summary and is qualified in its entirety by the Revolving Credit Facility, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     The information set forth under Item 1.01 above is incorporated by reference into this Item 2.03.

Item 3.03.	Material Modification to Rights of Security Holders.
     The information set forth under Item 1.01 above is incorporated by reference into this Item 3.03.

Item 8.01.	Other Events.
     On March 24, 2010, the Company issued a press release announcing the pricing of $150 million in aggregate principal amount of the Company’s 4.5% Cash Convertible Senior Notes due 2015 (the “Notes”) in a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. The Company also granted the initial purchasers of the Notes an option to purchase up to an additional $25 million in aggregate principal amount of the Notes to cover overallotments. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits:

Exhibit No.	Description
10.1
Credit Agreement, dated as of March 22, 2010, effective as of March 23, 2010, among the Company, Kaiser Aluminum Investments Company, Kaiser Aluminum Fabricated Products, LLC and Kaiser Aluminium International, Inc., certain financial institutions from time to time party thereto, as lenders, JPMorgan Chase Bank, N.A., as administrative agent, J.P. Morgan Securities Inc. and Wells Fargo Capital Finance, LLC, as joint bookrunners and joint lead arrangers, Wells Fargo Capital Finance, LLC, as documentation agent, and Bank of America, N.A., as syndication agent.

99.1	Press release, dated as of March 24, 2010.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KAISER ALUMINUM CORPORATION (Registrant)
By:	/s/ John M. Donnan
John M. Donnan
Senior Vice President, Secretary and General Counsel

Date: March 24, 2010

EXHIBIT INDEX

Exhibit No.	Description
10.1
Credit Agreement, dated as of March 22, 2010, effective as of March 23, 2010, among the Company, Kaiser Aluminum Investments Company, Kaiser Aluminum Fabricated Products, LLC and Kaiser Aluminium International, Inc., certain financial institutions from time to time party thereto, as lenders, JPMorgan Chase Bank, N.A., as administrative agent, J.P. Morgan Securities Inc. and Wells Fargo Capital Finance, LLC, as joint bookrunners and joint lead arrangers, Wells Fargo Capital Finance, LLC, as documentation agent, and Bank of America, N.A., as syndication agent.

99.1	Press release, dated as of March 24, 2010.